Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

MNTN, INC.

MNTN, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.            The name of the Corporation is MNTN, Inc. The Corporation was incorporated under the name Steel House, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 6, 2009.

2.            This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3.            The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, MNTN, Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on May 23, 2025.

MNTN, Inc., a Delaware corporation

By:	/s/ Mark Douglas
Name: Mark Douglas
Title: Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation is MNTN, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation is authorized to issue is 550,000,000 comprised of (i) 500,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of which (a) 400,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), and (b) 100,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

Immediately upon the filing and effectiveness of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $0.0001 per share, that is issued and outstanding or held as treasury stock immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically and without any further action by the Corporation or any stockholder, be reclassified as, and shall become, one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (the “Reclassification”). Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (an “Old Certificate”) shall, from and after the Effective Time, be deemed to represent the number of shares of Class A Common Stock as to which such shares have been reclassified pursuant to the Reclassification; provided, however, that any holder of an Old Certificate may surrender the Old Certificate to the Corporation and such holder’s shares shall thereafter be issued in uncertificated form. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the Class A Common Stock or options or rights to purchase or acquire shares of Class A Common Stock, as the case may be.

Except as otherwise provided in any certificate of designation of any series of Preferred Stock or in Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A.	COMMON STOCK

Subject to and qualified by all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Restated Certificate (including any certificate of designation of any series of Preferred Stock):

1.     Voting Rights.

(a)   General Right to Vote Together. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together on all matters submitted to a vote of the stockholders.

(b)  Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share held by such holder as of the record date for determining stockholders entitled to vote on such matter, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share held by such holder as of the record date for determining stockholders entitled to vote on such matter. Notwithstanding the foregoing, except as otherwise required by law, holders of shares of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of the Preferred Stock or one or more outstanding series thereof if the holders of such Preferred Stock or series thereof are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL.

(c)  Cumulative Voting. Unless required by law, there shall be no cumulative voting.

2.     Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a)  Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of any Distribution, Distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a series; provided, however, that in the event a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be) and such Distribution shall be deemed equal, identical and ratable so long as such Distribution is paid or distributed ratably on a per share basis.

(b)  Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of the other such series will be concurrently subdivided, combined or reclassified in the same proportion and manner to maintain the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date or effective date for such subdivision, combination or reclassification, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a series.

(c)  Equal Treatment in any Merger Transaction. The consideration received per share by the holders of each series of Common Stock in any merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, and (ii) the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of shares of capital stock or other equity interests received in respect of the shares of Class A Common Stock and Class B Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as described in this Article IV, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of any series of Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other series of Common Stock are granted corresponding election rights.

3.     Conversion of Class B Common Stock.

(a)   Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Such written notice shall state therein the number of shares of Class B Common Stock being converted and the name or names in which the shares of Class A Common Stock are to be registered.

(b)  Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action by the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the earlier of:

(i)             a Transfer of such share; provided, however, that no such automatic conversion shall occur (x) in the case of a Transfer by a Class B Stockholder of Class B Common Stock with the prior written approval of a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors) or (y) in the case of a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (A) through (G) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:

(A)            a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder (other than as a settlor or beneficiary of such trust) and, provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(B)            the beneficiaries or trustee of a trust; so long as the original grantor of the trust (the “Grantor”) is such Class B Stockholder and such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock, provided that in the event such Grantor no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(C)            a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(D)            an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(E)             a corporation, partnership or limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided, however, that in the event the Class B Stockholder no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(F)            from a Founder or such Founder’s Affiliates to such Founder’s estate as a result of such Founder’s death;

(G)            an Affiliate of a Class B Stockholder; provided, however, that the person or entity holding sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock being Transferred (the “Controlling Person”) retains, directly or indirectly, sole dispositive power and exclusive Voting Control with respect to the shares following such Transfer; provided, further, that in the event the Controlling Person no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock Transferred to such Affiliate, each such share of Class B Common Stock Transferred to such Affiliate shall automatically convert into one (1) share of Class A Common Stock unless such transaction is otherwise approved by the Corporation; or

(ii)           the date specified by a written notice and certification request of the Corporation to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred pursuant to this Article IV, Section A(3), which date shall not be less than sixty (60) calendar days after the date of such notice and certification request; provided, however, that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a Class B Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date that such conversion to Class A Common Stock has not occurred pursuant to this Article IV, Section A(3).

(c)           Conversion Upon Death or Incapacity of a Class B Stockholder. Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person and who is not a Founder, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action by the holder thereof, convert into one (1) fully paid and non-assessable share of Class A Common Stock upon the death or Incapacity of such Class B Stockholder. Each share of Class B Common Stock held of record by a Founder, or by such Founder’s Permitted Transferees, shall automatically, without any further action by the holder thereof, convert into one (1) fully paid nonassessable share of Class A Common Stock upon the date that is nine (9) months following the death or Incapacity of such Founder.

(d)           Final Conversion of Class B Common Stock. On the Final Conversion Date, each one (1) outstanding share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock. Following such conversion, the reissuance of any shares of Class B Common Stock shall be prohibited, and the Corporation shall take all necessary action to retire each share of Class B Common Stock in accordance with Section 243 of the DGCL, including filing a certificate of retirement with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate of retirement, it shall have the effect of reducing the number of authorized shares of Class B Common Stock and eliminating all references to Class B Common Stock in this Restated Certificate.

(e)           Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock in accordance with this Article IV, Section A(3) and the general administration of this dual series stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred in accordance with this Article IV, Section A(3)(b)(ii). A determination by the Board that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(f)            Immediate Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Article IV, Section A(3), such conversion(s) shall be deemed to have been effective immediately prior to the close of business on the date that the Corporation’s transfer agent receives the written notice required under Section A(3)(a) of this Article IV, the time that the Transfer of such shares occurred under Section A(3)(b) of this Article IV, the time set forth in Section A(3)(c) of this Article IV upon the death or Incapacity of the Class B Stockholder, the date specified in Section A(3)(d) of this Article IV, or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock pursuant to this Article IV, Section A(3), all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s) representing the shares of Class A Common Stock) are to be issued shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such shares of Class B Common Stock were converted. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article IV, Section A(3) shall be retired and shall not be reissued.

(g)           Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Article IV, Section A(3), such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

4.            No Further Issuances. Except for the issuance of Class B Common Stock issuable upon the settlement, exercise or conversion of Rights outstanding at the IPO Time, a dividend payable in accordance with Article IV, Section A(2)(a) or a subdivision or reclassification in accordance with Article IV, Section A(2)(b), the Corporation shall not at any time after the IPO Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate series. After the Final Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock.

B.	PREFERRED STOCK

The Board or any authorized committee thereof is expressly authorized to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

The following terms, where capitalized in this Restated Certificate, shall have the meanings ascribed to them in this Article V:

“Affiliate” means with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, managing member, officer, director or manager of such person and any venture capital, private equity, investment advisor or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person.

“Disinterested Directors” means the Directors who have been determined by the Board to be disinterested with respect to a particular Transfer.

“Distribution” means (i) any dividend of cash, property or shares of the Corporation’s capital stock payable to holders of shares of the Corporation’s capital stock; and (ii) any distribution to holders of shares of the Corporation’s capital stock following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Conversion Date” means 5:00 p.m. in New York City, New York on the earliest to occur following the IPO Time of (i) the date fixed by the Board that is no less than sixty one (61) days and no more than one hundred eighty (180) days following the date on which the outstanding shares of Class B Common Stock first represent less than five percent (5%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) on the seven (7) year anniversary of the IPO Time, or (iii) the date specified by affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Class B Common Stock, voting as a single series.

“Founder” means Mark Douglas.

“Incapacity” means that such holder is incapable of managing such holder’s financial affairs under the criteria set forth in the applicable probate code and such incapacity has lasted or can be expected to last for a continuous period of not less than twelve (12) months or is suffering from a condition that can be expected to result in death, in each case, as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

“IPO” means the Corporation’s initial underwritten public offering of the Class A Common Stock.

“IPO Time” means the closing of the IPO.

“Rights” means any option, warrant, restricted stock unit, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be the New York Stock Exchange or Nasdaq Global Market (or similar national quotation system of the Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock issued at or prior to the IPO Time, (ii) the registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Time (including, without limitation upon exercise of options or warrants and settlement of restricted stock units) or (iii) a Permitted Transferee of the foregoing registered holders in clauses (i) and (ii).

“Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) granting a revocable proxy to officers or Directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting; (b) pledging shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that, as of the IPO Time or at any time after the IPO Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock (and provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer); (d) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; (e) granting a proxy by a Founder or a Founder’s Permitted Transferees to a person designated by the Board to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder or such Founder’s Permitted Transferees, or over which such Founder has Voting Control pursuant to a proxy or voting agreements then in place, effective either (x) on the death of such Founder or (y) during any Incapacity of such Founder, including the exercise of such proxy by the person designated by the Board; or (f) entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board.

“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise; provided, however, that the following shall not be considered a loss or other diminishment of “Voting Control”: (a) granting a revocable proxy to officers or Directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting; (b) pledging shares of Class B Common Stock by a holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the holder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a loss of “Voting Control”; (c) the fact that, as of the IPO Time or at any time after the IPO Time, the spouse of any holder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a loss of “Voting Control” of such shares of Class B Common Stock (and provided that any transfer of voting control over shares held by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer of voting control in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a loss of “Voting Control” of such shares of Class B Common Stock unless otherwise provided herein); (d) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a loss of “Voting Control” at the time of such sale; (e) granting a proxy by a Founder or a Founder’s Permitted Transferees to a person designated by the Board to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder or such Founder’s Permitted Transferees, or over which such Founder has Voting Control pursuant to a proxy or voting agreements then in place, effective either (x) on the death of such Founder or (y) during any Incapacity of such Founder, including the exercise of such proxy by the person designated by the Board; or (f) entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board.

“Voting Threshold Date” means the first date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors.

ARTICLE VI

STOCKHOLDER ACTION

1.     Action without Meeting. Subject to the rights of the holders of any shares of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

2.     Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the chairperson of the Board, the chief executive officer or president and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

3.     Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

DIRECTORS

1.     General. The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

2.     Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VII relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of Directors of the Corporation (the “Directors”) shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes designated as Class I, Class II and Class III. The term of office of the initial Class I Directors shall expire at the first regularly scheduled annual meeting of stockholders following the IPO Time. The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the IPO Time. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the IPO Time. The Board is authorized to assign members of the Board already in office to such classes at the time the classification of the Board becomes effective. At each annual meeting of stockholders, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, Directors elected to succeed those Directors whose terms expire at that meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. The Board is authorized to designate members of the Board already in office as Class I, Class II and Class III. There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Restated Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect additional Directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate including any certificate of designation applicable to such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Restated Certificate, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director shall thereupon cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors shall automatically be reduced accordingly.

3.     Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board relating thereto, any and all vacancies and newly created directorships in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, or by a sole remaining Director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, disqualification, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board shall, subject to Article VII, Section 2 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

4.     Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors.

ARTICLE VIII

LIMITATION OF LIABILITY

1.     Directors. To the fullest extent permitted by the DGCL, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.     Officers. To the fullest extent permitted by the DGCL, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VIII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3.     Amendment or Modification. Any amendment, repeal or modification of this Article VIII or any amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.

ARTICLE IX

CORPORATE OPPORTUNITIES

1.     Corporate Opportunity.

(a)  To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any (1) Director or (2) stockholder who is a party to the amended and restated investor rights agreement between the Corporation and certain investors, in each case, who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(b)   To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Restated Certificate, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

2.     Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article IX, except to the extent such actions or omissions are in breach of this Article IX.

ARTICLE X

AMENDMENT OF BYLAWS

1.     Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be adopted, amended or repealed by the Board.

2.     Amendment by Stockholders. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the Bylaws of the Corporation may be amended or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE XI

INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII. This Article XII is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XIII

AMENDMENT OF RESTATED CERTIFICATE

The Corporation reserves the right to amend or repeal this Restated Certificate in the manner now or hereafter prescribed by statute and this Restated Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article VI, Article VII, Article VIII, Article XI, Article XII, and this Article XIII; provided, however, for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by law or this Restated Certificate, directly or indirectly, amend, alter, change, adopt, or repeal any provision inconsistent with Part A of Article IV, Article VI or this proviso of this paragraph of Article XIII.

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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